Exhibit 99.1

FOR IMMEDIATE RELEASE	August 2, 2005

MAIR HOLDINGS, INC. REPORTS FISCAL 2006 FIRST QUARTER RESULTS

Minneapolis/St. Paul – (August 2) – MAIR Holdings, Inc. (NASDAQ: MAIR) today reported earnings of $1.2 million for the fiscal 2006 first quarter ended June 30, 2005 compared to earnings of $2.9 million in the comparable fiscal 2005 period.  On a per-share basis, the fiscal 2006 first quarter results equal earnings of $0.06 per share compared with $0.14 per share in the comparable fiscal 2005 period.

“During the first quarter MAIR Holdings was able to maintain profitability while both subsidiaries invested in start up costs for new aircraft,” said Paul Foley, MAIR Holdings president and chief executive officer.  “Mesaba achieved break-even results by focusing on operational excellence and applying disciplined processes while investing in its certification efforts for the Bombardier CRJ-200 regional jets (CRJs).  Big Sky began to realize the benefit of its transition to the Beechcraft 1900 fleet and new Essential Air Service routes.  This continued focus on providing operational excellence at competitive costs positions the Company well for the challenges of the regional airline industry.  We believe the current environment favors a high-performance operator with proven cost controls and a strong cash position in order to act on potential growth opportunities.”

The CRJ start-up expenses of approximately $2.7 million at Mesaba were the primary driver of the decrease in operating income to a loss of $0.9 million in the first quarter of fiscal 2006 compared to operating income of $2.5 million reported in the first quarter of fiscal 2005.   Operating revenue for the first quarter increased 8.0% to $118.4 million compared to $109.7 million the same quarter a year ago.  This increase was due to the return to service of 5 Avro RJ85s which were temporarily grounded in the prior year, improved utilization of the Saab aircraft and additional ground handling revenue.  Operating expenses for the first quarter increased 11.4% to $119.4 million compared to $107.2 million the same quarter a year ago, primarily due to the additional flying, ground handling and CRJ start up expenses.

Non-operating income increased to $2.8 million during the current fiscal quarter from $0.4 million in the first quarter of fiscal 2005 primarily due to a $1.8 million favorable arbitration settlement and additional interest income.

Last year, the Company reduced its provision for income taxes by $1.2 million as a result of a final settlement of an Internal Revenue Service audit.

As of the date of this release, Mesaba continues to negotiate a new omnibus airline services agreement with Northwest Airlines that will cover the addition of the CRJ aircraft and incorporate new terms for its existing Saab 340 and Avro RJ-85 fleets.  While Mesaba remains focused on completing the new agreement, the letter of intent with Northwest Airlines is non-binding, and there is no assurance that Mesaba will execute a final agreement with Northwest or recognize revenue in future periods to offset the CRJ start-up expenses.

QUARTERLY CONFERENCE CALL

MAIR Holdings will conduct a live webcast to discuss its fiscal 2006 first quarter earnings today at 10:00 AM (CDT).  The webcast will be available through the MAIR Holdings’ web site at www.mairholdings.com under the “Investor” link.

ABOUT THE COMPANY

MAIR Holdings’ primary business units are its regional airline subsidiary Mesaba Aviation, Inc., d/b/a Mesaba Airlines, and its regional airline subsidiary Big Sky Transportation Co., d/b/a Big Sky Airlines.  MAIR Holdings, Inc. is traded under the symbol MAIR on the NASDAQ National Market.  More information about MAIR Holdings is available on the Internet at www.mairholdings.com.

Mesaba Aviation operates as a Northwest Jet Airlink and Airlink partner under service agreements with Northwest Airlines.  Currently, the airline serves 110 cities in 31 states and Canada from Northwest’s and Mesaba Aviation’s three major hubs: Detroit, Minneapolis/St. Paul and Memphis.  Mesaba Aviation operates an advanced fleet of regional jet and jet-prop aircraft, consisting of the 69 passenger Avro RJ85 and the 30-34 passenger Saab SF340.  Mesaba Aviation maintains a web site at www.mesaba.com.

Big Sky Airlines serves 18 cities in Montana, Idaho, Oregon, Washington, Colorado and Wyoming.  On August 6th, the Company will begin service to its 19th city, Bozeman, Montana.  Big Sky Airlines operates as a code sharing and frequent flier program partner with Alaska Airlines, Horizon Air, America West Airlines and Northwest Airlines which allows customers the convenience of traveling with one ticket, through baggage checking and economical through fares to destinations throughout the world. Big Sky maintains a web site at www.bigskyair.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that are based on the best information currently available to management.  These forward-looking statements are intended to be subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  There can be no assurance that actual developments will be those anticipated by MAIR Holdings, Inc.  Actual results could differ materially from those projected because of a number of factors, some of which MAIR Holdings, Inc. cannot predict or control.  For a discussion of some of these factors, please see the ‘Cautionary Note Regarding Forward-Looking Statements’ and ‘Risk Factors Relating to the Company and the Airline Industry’ in the company’s Annual Report on Form 10-K for the year ended March 31, 2005.

Note to Editors: Summary financial and operating information follows.

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Media Contact:	Jon Austin - 612-573-3157
Investor Contact:	Bob Weil - 612-333-0021

MAIR Holdings, Inc.

Consolidated Condensed Statements of Operations

(unaudited - in thousands, except per share information)

	Quarter Ended
	June 30
		As Restated
	2005	2004	Favorable
			(Unfavorable)
Operating revenues
Passenger	$107,539	$100,968
Freight and other	10,900	8,731
Total revenues	118,439	109,699	8.0%
Operating expenses
Wages and benefits	39,388	35,300
Aircraft fuel	5,658	5,111
Aircraft maintenance	22,771	20,426
Aircraft rents	25,665	25,106
Landing fees	1,676	1,769
Insurance and taxes	1,893	2,073
Depreciation and amortization	3,802	3,753
Administrative and other	18,504	13,637
Total operating expenses	119,357	107,175	-11.4%

Operating income	(918)	2,524	-136.4%

Nonoperating income, net	2,796	367
Income before income taxes	1,878	2,891	-35.0%
Provision for income taxes	676	28
Net income	$1,202	$2,863	-58.0%

Earnings per common share - basic	$0.06	$0.14
Earnings per common share - diluted	$0.06	$0.14

Weighted average shares - basic	20,574	20,452
Weighted average shares - diluted	21,194	20,976

MAIR Holdings, Inc

Consolidated Condensed Balance Sheets

(unaudited - in thousands)

	June 30	March 31
	2005	2005
Assets
Cash and cash equivalents	$66,516	$57,968
Short term investments	63,936	69,669
Other current assets	56,846	59,910
Net property and equipment	38,071	38,421
Long term investments	42,118	43,240
Other assets, net	11,247	11,746
Total assets	$278,734	$280,954

Liabilities and Shareholders’ Equity
Current liabilities	$79,262	$82,206
Other liabilities and deferred credits	5,480	6,069
Shareholders’ equity	193,992	192,679
Total liabilities and shareholders’ equity	$278,734	$280,954

MAIR Holdings, Inc

Selected Operating Statistics By Operating Entity

(unaudited)

	Quarter Ended June 30
	2005	2004	Favorable
			(Unfavorable)

Mesaba Aviation, Inc.
Passengers	1,501,045	1,396,338	7.5%
ASMs (000’s)	766,019	714,716	7.2%
RPMs (000’s)	514,809	480,199	7.2%
Load Factor	67.2%	67.2%	0.0	pts
Departures	53,037	50,421	5.2%
Revenue per ASM (cents)	14.9	14.8	0.7%
Cost per ASM (cents)	14.9	14.5	-2.8%

Big Sky Transportation Co.
Passengers	26,227	21,174	23.9%
ASMs (000’s)	17,139	15,241	12.5%
RPMs (000’s)	7,500	5,491	36.6%
Load Factor	43.8%	36.0%	7.8	pts
Departures	5,033	4,888	3.0%
Revenue per ASM (cents)	26.5	23.7	11.8%
Cost per ASM (cents)	31.3	30.5	-2.6%